Exhibit 4.2

COBIZ FINANCIAL INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 25, 2015

to

INDENTURE

Dated as of June 25, 2015

5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of June 25, 2015, between COBIZ FINANCIAL INC., a corporation duly organized and existing under the laws of the State of Colorado (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”), under the Base Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of June 25, 2015 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”), providing for the establishment from time to time of Series of the Company’s subordinated unsecured debt securities, which may be debentures, notes or other debt instruments of the Company created pursuant to Sections 2.1 and 2.2 of the Base Indenture (hereinafter called the “Securities”) and the issuance from time to time of Securities under the Indenture;

WHEREAS, Section 9.1(e) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture to issue and establish Securities of a Series thereunder and the form and terms and conditions of Securities of such Series as permitted by Section 2.1 and Section 2.2 of the Base Indenture;

WHEREAS, pursuant to Section 2.1 and 2.2 of the Base Indenture, the Company desires to issue new Securities of a Series under the Indenture to be known as its “5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030” (the “Notes”) and to establish the form and terms and conditions of the Notes, as provided in this First Supplemental Indenture and to provide for the initial issuance of Notes in the aggregate principal amount of $60,000,000; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture; and all requirements necessary to make (i) this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee in accordance with the Indenture, the valid, binding and enforceable obligations of the Company, have been satisfied; and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.  Relation to Base Indenture.  This First Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2.  Definition of Terms.  For all purposes of this First Supplemental Indenture:

(a)                                 Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture, provided that if the definition of a capitalized term defined in this First Supplemental Indenture conflicts with the definition of that capitalized term in the Base Indenture, the definition of that capitalized term in this First Supplemental Indenture shall control for purposes of this First Supplemental Indenture and the Notes;

(b)                                 a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c)                                  the singular includes the plural and vice versa;

(d)                                 headings are for convenience of reference only and do not affect interpretation;

(e)                                  unless otherwise specified or unless the context requires otherwise, (i) all references in this First Supplemental Indenture to Sections refer to the corresponding Sections of this First Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this First Supplemental Indenture; and

(f)                                   for purposes of this First Supplemental Indenture and the Notes, the following terms have the meanings given to them in this Section 1.2(f):

“1940 Act Event” means if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

“Business Day” means any day except a Saturday, Sunday or legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, however, that in the case of any Floating Rate Interest Payment Date, such day is also a London Banking Day.

“DTC” has the meaning set forth in Section 2.3 hereof.

“Designated LIBOR Page” means the display on Reuters or any successor service, on page LIBOR01, or any other page as may replace that page on the service, for the purpose of displaying the London interbank rates of U.S. dollars.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor regulatory authority with jurisdiction over bank holding companies.

“Fixed Rate Interest Payment Date” has the meaning set forth in Section 2.5(b)(i) hereof.

“Fixed Rate Interest Record Date” means, with respect to each Fixed Rate Interest Payment Date, June 15 or December 15 (whether or not a Business Day) immediately preceding such Fixed Rate Interest Payment Date, through June 25, 2025.

“Fixed Rate Period” has the meaning set forth in Section 2.5(b)(i) hereof.

“Floating Rate Interest Payment Date” has the meaning set forth in Section 2.5(b)(ii) hereof.

“Floating Rate Interest Record Date” means, with respect to each Floating Rate Interest Payment Date, the fifteenth calendar day (whether or not a Business Day) immediately preceding such Floating Rate Interest Payment Date.

“Floating Rate Period” has the meaning set forth in section 2.5(b)(ii) hereof.

“Global Note” is a Global Security and has the meaning set forth in Section 2.4 hereof.

“Independent Bank Regulatory Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal bank holding company and banking regulatory law, including the laws, rules and the guidelines of the Federal Reserve Board relating to regulatory capital, and shall include any person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tier 2 Capital Event.”

“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”

“Interest Payment Date” has the meaning set forth in Section 2.5(b)(ii) hereof.

“London Banking Day” means any date on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Stated Maturity Date” has the meaning set forth in Section 2.2 hereof.

“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that, as a result of:

a.              any amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

b.              any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”);

c.               any amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

d.              a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of its Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Three-month LIBOR” means, as determined on the second London Banking Day immediately preceding the commencement of the applicable Floating Rate Period (the “Determination Date”), the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such determination date. If such rate does not appear on the Designated LIBOR Page at such time, then the Company will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such determination date and in a principal amount equal to an amount that, in the judgment of the Company, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “representative amount”). If at least two such quotations are so provided, three-month LIBOR for such Floating Rate Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Company will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., the City of New York time, on such determination date and in a representative amount. If at least two such rates are so provided, three-month LIBOR for such Floating Rate Period will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three month LIBOR for such Floating Rate Period will be set to equal the three-month LIBOR for the then current Floating Rate Period or, in the case of the first Floating Rate Period, 2.455%.

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of Independent Bank Regulatory Counsel to the effect that, as a result of:

a.              any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company; or

b.              any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the original issue date of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to the Company.

The terms “Company,” “Trustee,” “Base Indenture,” “First Supplemental Indenture,” “Indenture” and “Notes” shall have the respective meanings set forth in the recitals to this First Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2
ESTABLISHMENT OF THE NOTES AND
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1.  Establishment of the Series of the Notes and Designation.  There is hereby authorized and established a Series of Securities designated as the “5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030.”  The Securities that are a part of such Series shall be in the form and have the terms, provisions and conditions as set forth in the Base Indenture, this First Supplemental Indenture and the Notes in the form attached hereto as Exhibit A.

Section 2.2.  Payment of Principal; Issue Price. Except as otherwise contemplated by this First Supplemental Indenture, the date upon which the entire principal amount of the Notes shall become due and payable, together with any accrued and unpaid interest then owing, shall be June 25, 2030 (the “Stated Maturity Date”).  The Notes issued on the date hereof will be issued at a price equal to 100% of the principal amount thereof.

Section 2.3.  Form, Payment and Appointment.  Except as provided in Section 2.14.2 of the Base Indenture, the Notes will be issued only in book-entry form, will be represented by one or more Global Notes (as defined below) registered in the name of or held by The Depository Trust Company (and any successor thereto) (“DTC”) or its nominee.  So long as DTC is the registered owner of Global Notes, DTC or its nominee, as the case may be, will be considered the Holder of the Notes represented by such Global Notes for all purposes under the Indenture.  The Company will make payments of principal of, and premium, if any, and interest on the Global Notes to DTC or its nominee, as the case may be, as the registered Holder of the Notes.  The principal of any certificated Notes will be payable at the place of payment set forth below.

The Notes shall have such other terms as are set forth herein and in the form thereof attached hereto as Exhibit A.

The Registrar, authenticating agent, Paying Agent and Service Agent for the Notes shall initially be the Trustee.

The place of payment for the Notes shall be an office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee in Boston, Massachusetts.

The Notes will be issuable and may be transferred only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.  The amounts payable with respect to the Notes shall be payable in Dollars.

Section 2.4.  Global Note.  The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) registered in the name of DTC or its nominee and deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate.  Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary as provided in the Indenture.

Section 2.5.  Interest.

(a)                                 Interest payable on any Interest Payment Date, the Stated Maturity Date or the redemption date, if any, with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of Notes if no interest has previously been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Stated Maturity Date or the redemption date, if any, as the case may be.

(b)                                 (i) From, and including, the original issue date of the Notes to, but excluding, June 25, 2025, unless redeemed prior to such date pursuant to Section 3.1 hereof, the Notes will bear interest at the annual rate of 5.625%, computed on the basis of a 360-day year consisting of twelve 30-day months, and payable semi-annually in arrears on each June 25 and December 25, beginning on December 25, 2015 and ending on June 25, 2025 (each such payment date, a “Fixed Rate Interest Payment Date,” with the period from, and including, the original issue date of the Notes to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”). In the event that any scheduled Fixed Rate Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Fixed Rate Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Fixed Rate Interest Payment Date).

(ii) From, and including June 25, 2025 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to June 25, 2025 but prior to the Stated

Maturity Date pursuant to Section 3.1 hereof, the Notes will bear interest at an annual rate equal to Three-month LIBOR, reset quarterly, plus 317 basis points (3.17%), payable quarterly in arrears on each March 25, June 25, September 25 and December 25, beginning on June 25, 2025 (each such payment date, a “Floating Rate Interest Payment Date,” and, together with the Fixed Rate Interest Payment Dates, collectively the “Interest Payment Dates,” with the period from, and including, June 25, 2025 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including, a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). Interest payable on the Notes for a Floating Rate Period shall be computed on the basis of a 360-day year and the actual number of days in such Floating Rate Period. All percentages used in or resulting from any calculation of Three-month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.  In the event that any scheduled Floating Rate Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Floating Rate Interest Payment Date will be postponed to the next succeeding day which is a Business Day unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding day that is a Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.

(c)                                  Interest due on the Stated Maturity Date (whether or not an Interest Payment Date) of the Notes will be paid to the Person to whom principal of the Notes is payable.

Section 2.6.  Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and each Holder of Notes by the Holder’s acceptance thereof, likewise covenants and agrees, that the payment of the principal of, premium, if any, and interest on each and all of the Notes is and will be expressly subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, to the extent and in the manner described in Article XII of the Base Indenture.

Section 2.7.  Events of Default; Acceleration.  Neither the Trustee nor the Holders of the Notes shall have the right to accelerate the maturity of the Notes in the absence of an Event of Default specified under clause (e) or (f) of Section 6.1 of the Base Indenture.  If an Event of Default specified in clause (e) or (f) of Section 6.1 of the Base Indenture occurs, then the principal amount of all of the outstanding Notes, including any accrued and unpaid interest on the Notes and premium, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the Notes in accordance with the provisions of Section 6.2 of the Base Indenture.

Section 2.8.  No Sinking Fund.  The Notes are not entitled to the benefit of any sinking fund.

Section 2.9.  No Conversion or Exchange Rights.  The Notes shall not be convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

ARTICLE 3
REDEMPTION OF THE NOTES

Section 3.1.  Redemption.  The Company may, at its option, redeem the Notes, in whole or in part, on any Interest Payment Date on or after June 25, 2025.  The Company may also, at its option, redeem the Notes before the Stated Maturity Date in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, Tax Event or 1940 Act Event.  Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date fixed by the Company; provided that, for avoidance of doubt, the payment of such accrued and unpaid interest paid as a part of the redemption price shall satisfy in full the obligation of the Company to pay accrued and unpaid interest on the Notes redeemed from and including the most recent Interest Payment Date on which all accrued and unpaid interest on the Notes was paid or provided for through, but excluding, the redemption date.  No such redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve Board if such prior approval is or will be required at the scheduled redemption date.  The provisions of Article III of the Base Indenture shall apply to any redemption of the Notes pursuant to this Article 3.

ARTICLE 4
FORM OF NOTES

Section 4.1.  Notes.  The Notes and the Trustee’s Certificate of Authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 5
ISSUE OF NOTES

Section 5.1.  Original Issue of Notes.  Notes having an aggregate principal amount of $60,000,000 may from time to time, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order pursuant to Section 2.3 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Section 5.2.  Additional Issues of Notes.  The Company may from time to time, without notice to or the consent of the Holders of the Notes, issue an unlimited amount of additional Notes, which Securities will rank pari passu with the Notes and be identical in all respects as the Notes previously issued except for their issuance date, the offering price, the interest commencement date and the first payment of interest following the issue date of such additional Notes in order that such additional Notes may be consolidated and form a single Series with the

Notes outstanding immediately prior to the issuance of such additional Notes and have the same terms as to status, redemption or otherwise as the Notes; provided, that if any additional Notes are not fungible with the initial Notes for U.S. income tax purposes, such additional Notes will have a separate CUSIP number.

ARTICLE 6
IMMUNITY OF STOCKHOLDERS, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS

Section 6.1.  Indenture and Notes Solely Corporate Obligations.  No director, officer, employee nor shareholder, as such, of the Company shall have any liability for any obligations of the Company under the Notes or this First Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder by accepting the Notes waives and releases all such liability.

ARTICLE 7
MISCELLANEOUS

Section 7.1.  Ratification of Base Indenture.  The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 7.2.  Trustee Not Responsible for Recitals.  The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as statements of the Company and not those of the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.  The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.

Section 7.3.  New York Law To Govern.  THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.4.  Severability.  In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

Section 7.5.  Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

Section 7.6.  Benefits of First Supplemental Indenture.  Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to this First Supplemental Indenture and their successors under this First Supplemental Indenture and the Persons in whose names the Notes are registered from time to time, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 7.7.  Conflict with Base Indenture.  If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this First Supplemental Indenture shall control.

Section 7.8.  Provisions of Trust Indenture Act Controlling.  This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.  If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act, such required or deemed provision shall control.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

COBIZ FINANCIAL INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT A

[Note: The following legend is to be placed at the beginning of any Global Note representing Notes.]

GLOBAL NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR ITS NOMINEE.  THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE OR A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.  EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

COBIZ FINANCIAL INC.
5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030

No.	CUSIP: 190897 AA6 ISIN: US190897AA60

$60,000,000 (SIXTY MILLION)

CoBiz Financial Inc., a Colorado corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $60,000,000 (or such other amount as set forth in the Schedule of Increases or Decreases in Note attached hereto) on June 25, 2030 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, June 25, 2015, to, but excluding, June 25, 2025 or any early redemption date, at a rate of 5.625% per annum, semi-annually in arrears on June 25 and December 25 of each year (each such date, a “Fixed Rate Interest Payment Date”, with the period from, and including, June 25, 2015 to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (ii) from, and including, June 25, 2025 to but excluding the Stated Maturity Date or any early redemption date, at a rate equal to Three-month LIBOR, reset quarterly, plus 317 basis points (3.17%), payable quarterly in arrears on March 25, June 25, September 25 and December 25 of each year through the Stated Maturity Date or earlier redemption date (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, June 25, 2025 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). Interest payable on this Note during any Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any scheduled Fixed Rate Interest Payment date on this Note falls on a day that is not a Business Day (as defined in the Indenture), then payment of interest payable on such Fixed Rate Interest Payment Date will be postponed to the next succeeding day which is a  Business Day.  Interest payable on this Note during any Floating Rate Period shall be computed on the basis of a 30-day year and the actual number of days in such Floating Rate Period. All percentages used in or resulting from any calculation of three-month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. In the event that any scheduled Floating Rate Interest Payment Date on this Note falls on a day that is not a Business Day, then payment of interest payable on such Floating Rate Interest Payment Date will be postponed to the next succeeding day which is a Business Day, unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding day that is a Business Day, and, in each case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.

Any principal and premium, and any such installment of interest, which is overdue shall bear interest at the applicable rate set forth in the previous paragraph (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.  The interest so payable, and punctually paid or duly provided for, on any Fixed Rate Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Fixed Rate Interest Record Date for such interest, which shall be the June 15 or December 15 (whether or not a Business Day) immediately preceding such Fixed Rate Interest Payment Date, through June 25, 2025, and thereafter, on any Floating Rate Interest Payment Date, on the Fixed Rate Interest Record Date for such interest, which shall be the fifteenth calendar date (whether or not a Business Day) immediately preceding such Floating Rate Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

COBIZ FINANCIAL INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

COBIZ FINANCIAL INC.

5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030

This Note is one of a duly authorized issue of Securities of the Company of a Series designated as the “5.625% Fixed to Floating Rate Subordinated Notes due June 25, 2030” (herein called the “Notes”) initially issued in an aggregate principal amount of $60,000,000 on June 25, 2015.  Such Series of Securities has been established pursuant to, and is one of an indefinite number of Series of subordinated debt securities of the Company issued or issuable under and pursuant to, the Indenture, dated as of June 25, 2015 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of June 25, 2015, (the “First Supplemental Indenture,” and the Base Indenture as supplemented and amended by the First Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note.  To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Base Indenture or the First Supplemental Indenture shall have the meanings assigned to them in the Base Indenture or the First Supplemental Indenture.  If any capitalized term used in this Note and defined herein is also defined in the Base Indenture or the First Supplemental Indenture, in the event of any conflict in the meanings ascribed to such capitalized term, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture), whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions as provided and set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes or other debt instruments of types that include the Notes.  Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the

Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve Board”) as then in effect and applicable to the Company.  If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article VI of the Base Indenture and Section 2.7 of the First Supplemental Indenture.  Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, on any Interest Payment Date on or after June 25, 2025.  The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or a 1940 Act Event.  Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date fixed by the Company.  No such redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve Board if such prior approval is or will be required at the scheduled redemption date.

The Notes are not entitled to the benefit of any sinking fund.  The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the register described in Section 2.4 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the

Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[Note: The provisions below that appear in brackets will be inserted into any Global Note representing Notes.]  [This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”).  Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.  Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”) and the records of Participants (with respect to interests of persons other than Participants)).  Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants.  Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in definitive form and will not be considered Holders of Notes.  Neither the Company nor the principal Paying Agent will be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Notes.  The Company and the principal payment agent may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 2.7 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in definitive form and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee.  Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form.  Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited.  In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.  None of the Company, the Trustee, the Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.]

U.S. Bank National Association will act as the Company’s principal Paying Agent with respect to the Notes through its Corporate Trust Office presently located at One Federal Street, 3rd Floor, Boston, Massachusetts 02110.  The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered Notes will be given to such Holders at their respective addresses in the register and will be deemed to have been given on the fourth weekday (being a day other than Saturday or Sunday) after the date of mailing, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures.  The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign the within Security, fill in the form below: I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                     as agent to transfer this Security on the books of CoBiz Financial Inc.  The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $60,000,000.  The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of decrease in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee